Exhibit 10.13
TERMS AND CONDITIONS
TIME-VESTED
RESTRICTED STOCK UNITS GRANTED IN 2007
UNDER STOCK PERFORMANCE PLAN

STOCK PERFORMANCE PLAN
TERMS AND CONDITIONS OF
TIME-VESTED RESTRICTED STOCK UNITS
GRANTED IN 2007
1.	GRANT

You (hereinafter “grantee”) were granted time-vested restricted DuPont common stock units (“units”) effective February 7, 2007.

2.	RESTRICTION PERIOD — THREE YEAR PHASE-IN

For a period of three years from the effective date of the grant (“restriction period”) grantee may not sell, gift, or otherwise transfer or dispose of any of the units except as described below.

If grantee remains a DuPont employee at the end of one year following the effective date of the grant, one-third of the units in the grantee’s account including dividend equivalents will become shares of DuPont common stock and, subject to other provisions of these terms and conditions, grantee shall be entitled to full ownership of such shares with all associated rights of ownership, including but not limited to the ability to sell, gift, pledge or otherwise transfer the shares.

If grantee remains a DuPont employee on each of the next two succeeding anniversaries of the effective date of the grant, an additional one-third of the units, including dividend equivalents, will become shares of DuPont common stock and, subject to other provisions of these terms and conditions, grantee shall be entitled to full ownership of such shares with all associated rights of ownership, including but not limited to the ability to sell, gift, or otherwise transfer the shares.

The units converted to shares beginning on the first and second anniversaries shall be rounded down to the nearest whole share while the balance of the units will be converted to shares on the third anniversary.

3.	FORFEITURE

If grantee’s employment with DuPont terminates for any reason, including, but not limited to, resignation, prior to the expiration of the applicable restriction periods, all rights to the units and all amounts in grantee’s account shall be forfeited, except as otherwise may be specifically provided in these terms and conditions.

At any time during the restriction period, all amounts in grantee’s account shall be forfeited if the Compensation Committee, after a hearing at which grantee shall be entitled to be present, shall find that grantee has willfully engaged in activity which is harmful to the interest of any plan company.

4.	DIVIDEND EQUIVALENTS

An amount equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in DuPont common stock) payable on the total number of shares represented by the total number of outstanding units in grantee’s account (including whole and fractional units) will be allocated to grantee’s account in the form of units based upon the stock price on the dividend payment date. Any stock dividends payable on such number of shares will be allocated in the form of whole and fractional units. The stock price shall be the closing price of DuPont common stock as reported on the Composite Tape of the New York Stock Exchange.

5.	PAYMENT FROM GRANTEE’S ACCOUNT

Units shall be paid as soon as practical, in no event later than two and a half months after the later of the end of DuPont’s taxable year or the end of the grantee’s taxable year in which the units vest, in one share of DuPont common stock for each unit, except that a cash payment will be made for any fraction of a unit remaining in the grantee’s account. Such fractional unit will be valued based on the fair market value (the average of the high and low prices on the NYSE-Composite Transactions Tape) of the shares on the effective date of payment.

For retirement eligible employees, payment will be made in the year of vesting, except as noted in Sections 6 & 7.

6.	PAYMENT IN EVENT OF DISABILITY, TERMINATION FOR LACK OF WORK, DIVESTITURE TO AN ENTITY LESS THAN 50% OWNED BY DUPONT OR DEATH

In the event grantee becomes disabled, as such term is defined in applicable benefit plans (“disability”), is terminated for lack of work, as such term is defined in applicable benefit plans (“termination for lack of work”), is terminated due to a divestiture to an entity which is less than 50% owned by DuPont or dies, all units in grantee’s account will be paid promptly, and in no event later than two and a half months after the end of DuPont’s taxable year or the end of the grantee’s taxable year in which the units vest, provided grantee’s death, disability, or termination for lack of work or in connection with a divestiture (as described in this paragraph) occurs at least six months after the grant date and provided further that grantee was an active employee of a plan company through the date of death, disability or termination. If the grantee’s death, disability, or termination occurs prior to expiration of such six-month period, all units shall be forfeited. For retirement eligible employees, payment will be made in the year of vesting, but in the cases of death or disability no later than 90 days after the grantees death or disability.

In the event of death, all units in grantee’s account will be paid to the person(s) specified in the last beneficiary designation form filed with the Company. If no designation form has been completed or if the designated beneficiary shall have predeceased grantee, the balance in grantee’s account shall be paid to grantee’s estate.

7.	PAYMENT IN EVENT OF RETIREMENT

In the event of grantee’s retirement, as such term is defined in applicable benefit plans (“retirement”), provided grantee’s retirement occurs at least six months after the grant date and provided further that grantee was an active employee of a plan company through the date of retirement, all units in grantee’s account will remain subject to the restriction period, and will be paid as soon as practicable after expiration of the applicable restriction periods and in no event later than the end of the grantee’s taxable year in which the units vest. If the grantee’s retirement occurs prior to the expiration of such six-month period, all units shall be forfeited. In the event payment under this provision shall give rise to application of section 409A of the Internal Revenue Code, then notwithstanding any other aspect of these terms and conditions, in no event shall units be paid earlier than six months after separation of employment of a “specified employee” as that term is defined within section 409A of the Internal Revenue Code.

8.	SATISFYING WITHHOLDING WITH DUPONT COMMON STOCK

Shares of DuPont common stock will be used automatically to satisfy withholding for federal, state, and local taxes unless the grantee is a Section 16 officer. The number of shares withheld by the Company to satisfy withholding taxes shall be determined based on the fair market value (the average of the high and low prices on the NYSE-Composite Transactions Tape) of the shares on the date for determining the amount of withholding tax due. Federal, state, and local withholding cannot exceed statutory requirements. To the extent DuPont determines that withholding is required other than at the time of vesting, DuPont may withhold such amount from amounts due grantee, or grantee shall pay such amount to DuPont promptly after demand for such amount is made by DuPont.

If the grantee is a Section 16 officer or director, because of SEC requirements, any election to use share withholding is subject to certain restrictions and requirements. In general, the grantee must make an irrevocable election at least six months prior to the vesting date or within one of the four ten-day window periods per year. The terms and conditions applicable to use of share withholding by Section 16 officers are attached hereto as Exhibit A.

In the event of changes in relevant law or circumstances, the Compensation Committee may modify the terms and conditions of this paragraph 8, including discontinuing share withholding.

9.	ADJUSTMENTS

In the event of any stock dividend, split-up, reclassification or other change in capitalization, an equitable adjustment will be made as indicated in Article XII of the Stock Performance Plan in the number of units in grantee’s account.

10.	INTERPRETATION

The decision of the Compensation Committee with respect to any question arising as to the interpretation of the Stock Performance Plan as it affects this grant of restricted DuPont common stock units, or as to interpretation of these terms and conditions, shall be final, conclusive and binding.

11.	NO ACQUIRED RIGHTS

This grant is made at the discretion of the Company, and should not be construed to imply an entitlement to any future grants of a like or different nature.

12.	INCORPORATION OF STOCK PERFORMANCE PLAN

In addition to the terms and conditions set forth above, which are fixed by the Compensation Committee in accordance with Article VI, paragraph 4 of the Stock Performance Plan, this grant is also subject to the other applicable provisions of the Stock Performance Plan.

EXHIBIT A
TERMS AND CONDITIONS FOR USING SHARES TO SATISFY
WITHHOLDING TAX ON RESTRICTED STOCK UNITS
A Section 16 officer or director may elect to use shares of DuPont common stock to satisfy federal, state and local tax withholding requirements in connection with the vesting of restricted stock units. No shares may be withheld in excess of statutory requirements.
1.	An election to use shares to satisfy amounts required to be withheld pursuant to applicable federal, state and local tax laws in connection with the vesting of restricted stock units is irrevocable. No election may be made with respect to restricted stock units prior to six months after the grant date.

2.	An election to use shares to satisfy tax-withholding requirements is subject to the disapproval of the Compensation Committee.

3.	Shares used to satisfy withholding may either be restricted stock unit shares otherwise issuable pursuant to the vesting of the restricted stock unit grant or shares already owned which are tendered to the Company. The Section 16 officer or director must unconditionally agree to tender the appropriate number of shares to the Company if the amount of withholding tax is determined after the vesting date of the restricted stock units. When shares already owned are used to satisfy withholding, the grantee must have owned such shares for at least six months.

4.	When the Section 16 officer or director elects to use shares to satisfy withholding, the election must be made on a date six months or more prior to the vesting date, or during a ten-day window period prior to or coincident with the vesting date. *

5.	The number of shares withheld by the Company or tendered by the Section 16 officer or director to satisfy the withholding tax requirement shall be determined based on the fair market value (the average of the high and low prices on the NYSE-Composite Transactions Tape) of the shares on the date for determining the amount of withholding tax due.

*	There are four ten-day window periods a year. They commence on the third business day following the date the Company announces its quarterly and annual sales and earnings and end on the twelfth business day following such date.